Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of SunGard Data Systems Inc. of our reports dated March 8, 2006, except as to Note 14 which is as of April 18, 2006 relating to the financial statements of SunGard Data Systems Inc., which appear in such Registration Statement. We also consent to the references to us under the headings “Experts” and “Summary Historical and Pro Forma Consolidated Financial Data” in such Registration Statement.

PricewaterhouseCoopers LLP

Philadelphia, PA

May 26, 2006